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                                                                   Exhibit 23(j)





               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


      We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information in this Registration Statement (Form N-1A, 1933 Act file No. 33-37883, Post-Effective Amendment No.
18), and to the incorporation by reference therein of our report dated February 6, 2004 on the financial statements and financial highlights of The GIAC Funds, Inc. (comprising, respectively, the Baillie Gifford International Growth Fund (formerly known as Baillie Gifford International Fund), Baillie Gifford Emerging Markets Fund and The Guardian Small Cap Stock Fund) for the year ended December 31, 2003.




                                  /s/ ERNST & YOUNG LLP




Boston, Massachusetts
April 20, 2004